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                                                                     EXHIBIT 8.1

                   [LETTERHEAD OF WEIL, GOTSHAL & MANGES LLP]



                                  June 8, 1999



Chancellor Media Corporation
300 Crescent Court
Suite 600
Dallas, Texas 75201


Ladies & Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of CMC Merger Sub, Inc. ("Sub"), a Delaware corporation and direct wholly-owned subsidiary of Chancellor Media Corporation, a Delaware corporation ("Parent") with and into Capstar Broadcasting Corporation, a Delaware corporation ("Capstar").

         In formulating our opinion, we have examined such documents as we deemed appropriate, including the Amended and Restated Agreement and Plan of Merger dated as of April 29, 1999 (the "Merger Agreement"), among Parent, Sub, Capstar and CBC Acquisition Company, Inc., the Joint Proxy Statement (the "Proxy Statement") filed by Parent and Capstar with the Securities and Exchange Commission (the "SEC") and the Registration Statement filed on Form S-4, as
filed by Parent with the SEC on           , 1999, in which the Proxy Statement
is included as a prospectus (with all the amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Parent and Capstar.

         Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Proxy Statement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Proxy Statement and the Registration Statement, and (3) the accuracy of (i) the representations made by Parent which are set forth in the certificate delivered to us by Parent, dated the date hereof, (ii) the representations made by Capstar which are set forth in the certificate delivered to us by Capstar, dated the date hereof and (iii) the


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Chancellor Media Corporation
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representations made by certain stockholders of Capstar which are set forth in the certificates delivered to us by such stockholders, dated the date hereof.

         Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes:

         1.   The Merger will constitute a reorganization within the meaning of
              Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         2. Parent, Sub and Capstar will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         3. No gain or loss will be recognized by Parent, Sub or Capstar as a result of the Merger.

         Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger or any inaccuracy of the statements, facts, assumptions and representations on which we have relied, may affect the validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,


                                     /s/ WEIL, GOTSHAL & MANGES LLP